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For Immediate Release

Media Contact:  Katie O'Loughlin       Investor Contact:  Annmarie Russell
                781.359.7366                              781.359.7589
                oloughlin@openmarket.com                  russell@openmarket.com


             OPEN MARKET ANNOUNCES THE RESIGNATION OF PETER WOON,
                     SENIOR VICE PRESIDENT OF ENGINEERING

BURLINGTON, MA -- September 15, 1999 -- Open Market, Inc. (NASDAQ: OMKT), the market share leader in Internet commerce software, today announced that Peter Woon, senior vice president of Engineering at Open Market has resigned in order to pursue an opportunity as the division president and Chief Operating Officer of Insurance Technology Services of America, Inc. (ITSA). ITSA is a 200 person subsidiary of Insurance Holdings of America, Inc. (IHA), focused on providing business-to-business and e-commerce platforms for the insurance industry.

"In the nearly four years that Peter has been a part of Open Market he has made significant contributions in establishing the engineering function and the overall success of the business, said Gary Eichhorn, president and CEO of Open Market. "Open Market has a strong team in place to continue to drive our leadership in the e-business marketplace."

"I have had an outstanding experience at Open Market and I am proud to have worked for such a world-class organization," said Peter Woon, senior vice president of Engineering. "It's been exciting to play a part in the pioneering role Open Market has taken in Internet commerce. I'm confident that Open Market will continue its legacy of innovation developing software to manage e-business, especially given the company's upcoming acquisition of FutureTense."

About Open Market

Founded in 1994, Open Market, Inc. (NASDAQ: OMKT) is the market-share leader in Internet commerce software with more than 25,000 merchant licenses sold worldwide. Open Market's high-performance application software products and professional services allow its customers to engage in business-to-consumer and business-to-business Internet commerce, information commerce, and commercial publishing. Among Open Market's distinguished roster of global customers are many of the most popular domains on the Web, including Lycos.com, AOL.com, and the Wall Street

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Journal Interactive Edition; major industrials such as Acer, Ingram Micro,
Milacron, and Siemens; and 10 of the world's top 13 national telephone companies. The company, headquartered in Burlington, Massachusetts, has a presence in 24 countries. Open Market's international head office is in the UK with additional offices in Australia, Canada, France, Germany, Italy, Japan and The Netherlands. Open Market can be reached by calling 1-888-OPEN-MKT (toll-free) or 1-781-359-3000 in the U.S. or +44 (0)1753 838 000 in the U.K. or by
visiting http://www.openmarket.com.

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This news release contains forward-looking statements that involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are the company's limited operating history, delays in product development, development of the Internet market, changes in product pricing policies, competitive pressures, and the risk factors detailed from time to time in the company's periodic reports and registration statements filed with the Securities and Exchange Commission.

Open Market, Transact, and ShopSite are trademarks or registered trademarks of Open Market, Inc. in the United States and other countries. All other names are used for identification purposes only and may be trademarks of their respective owners.

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